UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 10, 2007
PROXYMED, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-22052 (Commission File No.)	65-0202059 (IRS Employer Identification No.)
1854 Shackleford Court, Suite 200,
Norcross, Georgia 30093-2924
(Address of principal executive offices)
(770) 806-9918
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
          On October 10, 2007, ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions (the “Company”), and certain of its wholly owned subsidiaries, entered into an Overadvance Side Letter (the “Overadvance Side Letter”) to that certain Security and Purchase Agreement with Laurus Master Fund, Ltd. (“Laurus”) dated December 6, 2005 (the “Loan Agreement”).
          The Overadvance Side Letter supersedes that certain Overadvance Side Letter dated June 21, 2007, by and between the Company and Laurus (the “Prior Overadvance Side Letter”), such that the Prior Overadvance Side Letter is of no further force or effect.
          Under the Overadvance Side Letter, Laurus has agreed to fix the available line of credit at $16,500,000 in financing to the Company in the event that certain conditions are met on specified dates related to the Company’s being able to repay all outstanding indebtedness to Laurus on or before December 31, 2007. In addition, Laurus has agreed to waive the formula calculation for determining availability as defined in the Loan Agreement through and including December 31, 2007 and that during such period the overadvance shall not trigger an event of default under the Loan Agreement.
          In consideration for this extension of additional credit and waiver, the Company has agreed to pay Laurus $1,250,000 as follows: (i) the first installment of $1,000,000 was due and payable to Laurus on October 10, 2007, and (ii) the second installment of $250,000 shall be due and payable to Laurus on the earlier of (a) an event of default under the Loan Agreement, if any, or (b) December 31, 2007.
          The Company intends to use the additional funds for general corporate purposes and working capital.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          See disclosure provided in Item 1.01 above.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProxyMed, Inc.
Date: October 16, 2007	/s/ John G. Lettko
John G. Lettko
President and Chief Executive Officer